                                                                      EXHIBIT 12

Ratio of Earnings to Fixed Charges
For Fiscal Years Ended 1998 - 2002
(000's)

                                                                              Fiscal Year Ended
                                                   ------------------------------------------------------------------
                                                   11/24/2002    11/25/2001    11/26/2000    11/28/1999    11/29/1998
                                                   ------------------------------------------------------------------
Fixed Charges:
Interest:
   Interest expense (includes amortization
      of debt discount and costs)                  $186,493       $230,772      $234,098      $182,978      $178,035
   Capitalized debt costs                            33,918         49,730        34,769        15,729        27,447
   Interest factor in rental expense                 25,402         24,652        26,026        28,700        26,733
                                                   ------------------------------------------------------------------
      Total fixed charges                           245,813        305,154       294,893       227,407       232,215
                                                   ------------------------------------------------------------------

Earnings:
Income before income taxes                           49,958        239,689       343,680         8,499       162,700

Add:  Fixed charges                                 245,813        305,154       294,893       227,407       232,215

                                                   ------------------------------------------------------------------
                    Total Earnings                 $295,771       $544,843      $638,573      $235,906      $394,915
                                                   ------------------------------------------------------------------

Ratio of Earnings to Fixed Assets                       1.2            1.8           2.2           1.0           1.7


For the purpose of computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes plus fixed charges. Fixed charges are defined as the sum of interest on all indebtedness, amortization of debt issuance cost (including amounts capitalized) and that portion of rental expense which we believe to be representative of an interest factor.

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